COLLATERAL ASSETS INVESTMENT MANAGEMENT AGREEMENT

THIS COLLATERAL ASSETS INVESTMENT MANAGEMENT AGREEMENT (this “Agreement”) is entered into as of January 1, 2019, among DME Advisors, LP, a Delaware limited partnership (the “Investment Advisor”), Greenlight Reinsurance, Ltd., a Cayman Islands exempted company (“Greenlight Re”) and Greenlight Reinsurance Ireland DAC, an Irish designated activity company (“GRIL” and together with “Greenlight Re,” the “Client”). All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Partnership Agreement (as defined below).

RECITALS:
A. The Client, Greenlight Capital Re, Ltd. and DME Advisors II, LLC, a Delaware limited liability company (the “General Partner”), entered into that certain Amended and Restated Exempted Limited Partnership Agreement of Solasglas Investments, LP, a Cayman Islands exempted limited partnership (the “Partnership”), effective as of September 1, 2018 (as may be amended, restated or supplemented from time to time, the “Partnership Agreement”);

B. In connection with entering into the Partnership Agreement, the Client transferred legal title to all of the assets and liabilities (other than the Collateral Assets (as defined below)) held in connection with a prior joint venture agreement among the Client and Investment Advisor, among others; and

C. The Client wishes for Investment Advisor to manage certain assets as may be determined and designated from time to time by the Client in its sole discretion that are not subject to the Partnership Agreement and are (i) held in trust for the benefit of banks that issue letters of credit at the Client’s instruction, (ii) held in trust for the benefit of cedants of the Client or otherwise in support of the Client’s reinsurance agreements or (iii) pledged to such cedants of the Client or otherwise in support of the Client’s reinsurance agreements (collectively, the “Collateral Assets”).

AGREEMENT:

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained and the parties intending to be legally bound, it is agreed between the parties as follows:

1.    Investment Program; Authority and Duties of Investment Advisor.

(x)     Collateral Assets.

(a)	Investment Program; Account.

(i)
Subject to the provisions of clause (d) below, Investment Advisor shall be empowered, on a non-exclusive basis, to exercise full discretion in the management of the trading and investment transactions of the Collateral Assets, provided that any and all such trading, investment transactions and related activities shall be consistent with the investment guidelines, provided by the Client in writing to the Investment Advisor (the “Collateral Investment Guidelines”); provided, that if the Client provides amended Collateral Investment Guidelines to the Investment Advisor, the Investment Advisor shall have 15 Business Days to take any actions necessary to bring the account containing the Collateral Assets in compliance with such amended Collateral Investment Guidelines; and

(ii)
The Client hereby agrees that the Collateral Assets shall at all times be held in an account advised by Investment Advisor (the “Account”). At no time shall Investment Advisor have any custody of such Account or physical possession of any Collateral Asset or other asset held in such account, nor shall Investment Advisor have any responsibility for holding or transferring the assets held in such Account (other than in connection with the payment of expenses as set forth herein).

(b)
Authority of Investment Advisor. Subject to the limitations contained elsewhere in this Agreement, Investment Advisor may execute, deliver and perform all contracts, agreements and other undertakings and engage in all activities and transactions as may, in the reasonable discretion of Investment Advisor, be necessary or advisable to carry out the objectives of this Agreement (including without limitation all federal securities filings relating to any of the investment activities set forth in this Section 1). The Investment Advisor shall notify the Client if it executes any contract, agreement or undertaking on behalf of the Client that could reasonably be expected to require disclosure by the Client on a Form 8K pursuant to Section 13(d) or 15(d) of the Unites States Securities Exchange Act of 1934, as amended, or other applicable law, and shall cooperate with the Client to allow a timely and proper disclosure to be made.

(c)
Power of Attorney. Subject to the provisions of clause (d) below, in furtherance of the foregoing, the Client hereby designates and appoints Investment Advisor as agent and attorney-in-fact, with full power and authority and without the need for further approval of the Client (except as may be required by applicable law) to have the exclusive power on behalf of the Client in respect of the Account to:

(i)	effect any and all transactions in Securities, including foreign exchange transactions;

(ii)	determine all matters relating to the manner, method and timing of investment transactions and to engage consultants and analysts in connection therewith;

(iii)	select brokers (including prime brokers), custodians, dealers, banks and other intermediaries by or through whom such investment transactions will be executed or carried out;

(iv)	direct banks, brokers or other custodians to effect deliveries of funds or assets, but only in the course of effecting investment transactions for the account of the Client pursuant to this Agreement;

(v)	exercise all voting and other powers and privileges attributable to any Securities or other property held for the account of the Client hereunder; and

(vi)
make and execute all such documents and to take all such other actions as Investment Advisor considers necessary or appropriate to carry out its investment advisory duties hereunder, including, without limitation, opening brokerage (including prime brokerage) accounts, bank accounts, futures accounts, custody accounts and other similar accounts, and any other required documentation including, without limitation, swaps, securities, lending arrangements and similar agreements on behalf of the Client in respect of the Collateral Assets.

(d)
Exclusive Delegation of Certain Rights. Notwithstanding any provision of this Agreement to the contrary, it is the express intention of the parties, and the parties acknowledge and agree that, subject to the Guidelines, until the termination of this Agreement for any reason as provided in Section 9 hereof:

(i)	Investment Advisor shall have sole voting power with respect to the Collateral Assets; and

(ii)	Investment Advisor shall have sole investment and dispositive power with respect to the Collateral Assets.

(e)
Certain Considerations in Selecting Brokers, Etc. In connection with the transactions contemplated by this Agreement, the Client acknowledges and agrees that in the course of selecting brokers, dealers, banks and financial intermediaries to effect such transactions, Investment Advisor may agree to such commissions, fees and other charges as it shall deem reasonable under the circumstances, taking into consideration all such factors as Investment Advisor deems relevant, including the following: the ability to effect prompt and reliable executions at favorable prices; the operational efficiency with which transactions are effected; the financial strength, integrity and stability of the broker; the quality, comprehensiveness and frequency of available research and other services considered to be of value (even if such research and other services are not for the exclusive benefit of the Client); and the competitiveness of commission rates in comparison with other brokers satisfying Investment Advisor’s other selection criteria. It is understood that the costs of such services will not necessarily represent the lowest costs available and that Investment Advisor is under no obligation to combine or arrange orders so as to obtain reduced charges.

(y)     Hedging Transactions.

(a)
From time to time, either Greenlight Re or GRIL may wish to enter into transactions to hedge (“Hedging Transactions”) their respective exposure to fluctuations in foreign exchange rates with respect to loss reserves held by Greenlight Re or GRIL, as the case may be.

(b)	In connection with such Hedging Transactions, Investment Advisor shall establish one or more accounts for the purpose of engaging in Hedging Transactions.

(c)
Each of the persons set forth on Schedule 1(x) hereto, acting individually, shall be authorized to instruct Investment Advisor to enter into, close out and otherwise deal with, Hedging Transactions on behalf of a Client.

(d)
This arrangements set forth under this Section 1(x) may be terminated by any of Greenlight Re, GRIL or Investment Advisor at any time, with or without cause, by delivering written notice of such termination to the other parties hereto.

2.    Fees and Expenses.

In acknowledgement of the fact that the Client has invested in the Partnership and is paying fees to Investment Advisor with respect to such investment, the Client shall pay no additional fee to Investment Advisor for the investment management services provided pursuant to this Agreement with respect to the Collateral Assets.

Any and all third party expenses incurred by, or on behalf of the Client, that are directly attributable to the management of the Collateral Assets shall be borne by the Client, including:

(a)
all costs and expenses directly related to portfolio investments or prospective investments and operations incurred pursuant to this Agreement, including brokerage and other transaction costs, data fees, clearing and settlement charges, outsourced trading service expenses, trade break fees, and brokerage products and services (including risk management services and order management systems), legal fees and other expenses in connection with conducting due diligence and negotiating the terms of investments (including investment-related travel expenses incurred with respect to specific potential or existing investments), regardless of whether such investments are consummated, custodial fees, administrator fees and expenses, third party valuation services, expenses and costs of expert networks, expenses and costs of obtaining surveys, analysis or other data sets from third parties related to prospective investments or sectors in which Investment Advisor may invest on behalf of the Client pursuant to this Agreement, fees of professional advisors and investment managers, initial and variation margin, interest and commitment fees on debit balances or borrowings, stock borrowing fees, borrowing charges on Securities sold short, proxy solicitation expenses, and any issue or transfer taxes chargeable in connection with any securities transactions;

(b)
any governmental, regulatory, licensing, filing or registration fees (including any costs incurring in preparing and/or submitting filings and licenses) incurred in compliance with the rules of any self-regulatory organization or any federal, state or local laws;

(c)
any indemnification expenses and any legal fees and costs (including settlement costs) arising in connection with any litigation or regulatory investigation in respect of the activities incurred pursuant to this Agreement or is instituted against any Covered Person (as defined below) in its capacity as such;

(d)	the expenses incurred in connection with obtaining legal, tax and accounting advice and the advice of other consultants and experts on behalf of the Client in respect of this Agreement;

(e)
the costs of any outside appraisers, accountants, attorneys or other experts engaged by Investment Advisor as well as other expenses directly related to the investment and management of the Collateral Assets;

(f)	all costs and expenses associated with compliance with any applicable federal and state laws; and

(g)	all costs and expenses associated with reporting and providing information to the Client.

Investment Advisor shall be authorized to incur such expenses on behalf of the Client in respect of its management of the Collateral Assets and deduct any necessary amounts from the Account of the Client to pay such expenses.

3.    Other Activities and Investments.

(a)
Investment Advisor is not required to devote its full time to its duties under this Agreement, but must devote such of its time to such duties as it, in its discretion exercised in good faith, determines to be necessary to conduct the affairs contemplated by this Agreement.

(b)
This Agreement shall not restrict in any way the ability of Investment Advisor or any of its Affiliates to engage in any other business or investment activities. It is expressly understood that Investment Advisor and its Affiliates may effect investment transactions for their own accounts and other accounts they manage which may or may not be affiliated with the Collateral Assets and the Client, and nothing herein shall restrict the ability of Investment Advisor or its Affiliates to engage in any such transactions; provided, however, that Investment Advisor shall not, without the prior written consent of the Client’s Board either (i) purchase any Collateral Asset from, or sell any Collateral Asset to, Investment Advisor or any other account which Investment Advisor or any of its Affiliates is the investment advisor to or is otherwise a beneficial owner of, or (ii) enter into any transaction that would constitute a “principal transaction” under the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”).

(c)
It is understood that when Investment Advisor determines that it would be appropriate for more than one account it manages to participate in an investment opportunity, Investment Advisor will seek to execute orders for, or otherwise allocate such opportunities to, such accounts on an equitable basis. In such situations, Investment Advisor may place orders for each account simultaneously and if all such orders are not filled at the same price, Investment Advisor may cause each account that is participating to pay or receive the average of the prices at which such orders were filled. If all such orders cannot be fully executed under prevailing market conditions, Investment Advisor may allocate among the accounts the securities traded in a manner which Investment Advisor considers in its reasonable discretion equitable, taking into account the size of the order placed for each account as well as any other factors which Investment Advisor deems relevant. However, Investment Advisor is not obligated to devote any specific amount of time to its duties under this Agreement and is not required to accord exclusivity or priority to the Client in the management of the Collateral Assets in the event of limited investment opportunities arising from the application of speculative position limits or other factors.

4.    Confidentiality.

The parties acknowledge that they are subject to a Confidentiality Agreement and such confidentiality provisions set forth therein shall cover this Agreement.

5.    Exculpation and Indemnification.

To the fullest extent permitted under applicable law, no Covered Person shall be liable to either Client or its shareholders for any liabilities, obligations, losses, costs, damages, expenses, claims, judgments, amounts paid in settlement and reasonable attorney’s fees and expenses (collectively, “Losses”) arising (i) by reason of being or having been a Covered Person or (ii) from any act or omission of any Covered Person in connection with this Agreement (including any error in judgment in making any investment decisions including Losses due to the negligence of brokers or other agents used by such Covered Person in respect of this Agreement), except for (x) acts or omissions by such Covered Person which constitute gross negligence, willful misconduct or reckless disregard of such Covered Person’s obligations under this Agreement, or (y) a breach of such Client’s Guidelines by Investment Advisor, which breach is not cured within 15 days of the earlier of (A) the date on which Investment Advisor becomes aware of such breach, and (B) the date on which Investment Advisor receives a written notice of such breach from the Client or an authorized representative of the Client; in each case, as finally determined by a court having proper jurisdiction and after all appeals are resolved or exhausted. “Covered Person” means Investment Advisor and its members, partners, managers, directors, officers, employees and agents, and any Person who controls Investment Advisor.

Notwithstanding any of the foregoing to the contrary, the provisions of this Section shall not be construed so as to provide for the exculpation of any Covered Person for any liability (including liability under U.S. federal or state securities laws (which includes liability for violation of the anti-fraud provisions contained in Section 206 of the Advisers Act) which, under certain circumstances, impose liability even on Persons that act in good faith), to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate these provisions to the fullest extent permitted by applicable law.

Each Client shall, to the fullest extent permitted by applicable law, severally and not jointly indemnify and hold harmless each Covered Person from and against any Losses to which such Covered Person may become subject (i) by reason of being or having been a Covered Person or (ii) in connection with any matter arising out of or in connection with this Agreement; provided, however, that no Covered Person shall be entitled to any such indemnification with respect to any Loss which was caused by (i) such Covered Person’s gross negligence, willful misconduct or reckless disregard of any of such Covered Person’s obligations under this Agreement, or (ii) a breach of such Client’s Guidelines by Investment Advisor, which breach is not cured within 15 days of the earlier of (x) the date on which Investment Advisor becomes aware of such breach, and (y) the date on which Investment Advisor receives a written notice of such breach from the Client or an authorized representative of such Client. The Client shall advance to any Covered Person the reasonable costs and expenses of investigating and/or defending such claim subject to receiving a written undertaking from the Covered Person to repay such amounts if and to the extent of any subsequent determination by a court or other tribunal of competent jurisdiction that the Covered Person was not entitled to indemnification hereunder. Notwithstanding the foregoing, the Client shall not be liable hereunder for any settlement of any action or claim effected without its consent thereto, which will not be unreasonably withheld. The parties intend that each Covered Person be entitled to be indemnified under this Agreement and shall have the right to enforce such indemnification as though it was a party hereto.

Notwithstanding any of the foregoing to the contrary, the provisions of this Section shall not be construed so as to provide for the indemnification of any Covered Person for any liability (including liability under U.S. federal or state securities laws (which includes liability for violation of the anti-fraud provisions contained in Section 206 of the Advisers Act) which, under certain circumstances, impose liability even on Persons that act in good faith), to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate these provisions to the fullest extent permitted by applicable law.

6.    Fiduciary Duties; Discretion

(a)
To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Client or the management of the Collateral Assets, such Covered Person acting under this Agreement is not liable to the Client for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

(b)
To the fullest extent permitted by law, unless otherwise expressly provided for herein, (i) whenever a conflict of interest exists or arises between Investment Advisor or any of its Affiliates, on the one hand, and the Client on the other hand, or (ii) whenever this Agreement or any other agreement contemplated herein or therein provides that Investment Advisor must act in a manner which is, or provide terms which are, fair and reasonable, Investment Advisor must resolve such conflict of interest, take such action or provide such terms, considering in each case the relative interest of each party, including its own interest, to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by Investment Advisor, the resolution, action or terms so made, taken or provided by Investment Advisor do not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of Investment Advisor at law or in equity or otherwise.

(c)
To the fullest extent permitted by applicable law, except as provided elsewhere in this Agreement, whenever in this Agreement a Person is permitted or required to make a decision (i) in its “sole discretion” or under a grant of similar authority or latitude, such Person is entitled to consider only such interests and factors as it desires, including its own interests, and has no duty or obligation to give any consideration to any interest of or factors affecting the Client, or (ii) in its “good faith” or under another express standard, then such Person acts under such express standard and is not subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein or by relevant provisions of law or in equity or otherwise.

7.    Board of Directors Meetings.

At the request of the Client and subject to reasonable prior notice, Investment Advisor shall endeavor to make one of Investment Advisor’s representatives available to attend the meetings of the Board of the Client to report on Investment Advisor’s activities on behalf of the Client in respect of the management of the Collateral Assets and on other matters pertaining to Investment Advisor’s engagement hereunder.

8.    Withdrawals.

The Client may voluntarily withdraw all or part of its Collateral Assets as of the close of business on any Business Day. If the Client wishes to make such a withdrawal, it must give written notice to Investment Advisor at least 3 Business Days prior to the proposed withdrawal date indicating the amount to be withdrawn. Investment Advisor may with respect to such request, in its reasonable discretion, waive the foregoing notice requirement.

9.    Term; Termination; Renewal.

This Agreement has a term beginning on the date of this Agreement and may be terminated by any of the parties hereto (with respect to itself only) upon at least 30 days’ prior written notice to the other parties to this Agreement.

10.    Amendment; Modification; Waiver.

This Agreement may be amended, in whole or in part, with the written consent of the parties hereto.

11.    Binding Effect; Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, but the rights and obligations hereunder shall not, except as otherwise expressly provided herein, be assignable, transferable or delegable without the written consent of the other party hereto and any attempted assignment, transfer or delegation thereof without such consent shall be void. The foregoing shall not prevent an assignment by Investment Advisor in connection with any transaction that does not result in a change of its actual control or management.

12.    Notices.

Unless otherwise provided, all notices and other communications required or permitted under this Agreement shall be in writing and shall be sent by facsimile, sent by electronic mail, or delivered personally by hand or by an internationally recognized overnight courier addressed to the party to be notified at the address, facsimile number or e-mail address indicated for such party set forth below, or at such other address, facsimile number or e‑mail address as such party may designate by ten days advance written notice to the other parties hereto. All such notices shall be effective upon receipt. Unless otherwise provided in writing to the other parties, all notices shall be sent to the following addresses, facsimile numbers or e-mail addresses:

If to the Greenlight Re:
Greenlight Reinsurance, Ltd.
65 Market Street, Suite 1207
Camana Bay
P.O. Box 31110
Grand Cayman, KY 1-1205
Cayman Islands
Attention: Tim Courtis
Facsimile No.: 345-745-4576
E-Mail:
Tim@greenlightre.ky

With a copy to (which shall not constitute notice):
Greenlight Reinsurance, Ltd.
65 Market Street, Suite 1207
Camana Bay
P.O. Box 31110
Grand Cayman, KY 1-1205
Cayman Islands
Attention: Laura Accurso
Facsimile No.: 345-749-0206
E-Mail: Laura@greenlightre.ky

If to GRIL:
Greenlight Reinsurance Ireland, Designated Activity Company
Ground Floor, La Touche House
IFSC
Dublin 1, Ireland
Attention: Eamon Brady

Email: Eamon@greenlightre.ie

With a copy to (which shall not constitute notice):
Greenlight Reinsurance Ireland, Designated Activity Company
c/o 65 Market Street, Suite 1207
Camana Bay
P.O. Box 31110
Grand Cayman, KY 1-1205
Cayman Islands
Attention: Tim Courtis
Facsimile: 345-745-4576
Email: Tim@greenlightre.ky

If to Investment Advisor:
DME Advisors, LP
140 East 45th Street, 24th Floor
New York, NY 10017
Attention: Daniel Roitman
Facsimile No.: 212-973-9219
E-Mail:
droitman@greenlightcapital.com

With a copy to (which shall not constitute notice):
DME Advisors, LP
140 East 45th Street, 24th Floor
New York, NY 10017
Attention: Andrew Weinfeld
Facsimile No.: 212-973-9219
E-Mail: aweinfeld@greenlightcapital.com

13.    Governing Law; Submission to Jurisdiction.

(a)
This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York which are applicable to contracts made and entirely to be performed therein, without regard to the place of performance hereunder.

(b)
Each party hereto submits to the jurisdiction of any state or federal court sitting in New York, New York in any action arising out of or relating to this Agreement and agrees that all claims in respect of any such action may be heard and determined in any such court. Each party hereto agrees that a final judgment in any action so brought will be conclusive and may be enforced by action on the judgment or in any other manner provided at law or in equity. Each party hereto waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

[remainder of page intentionally left blank]

In witness whereof, the parties have executed this Agreement as of the day and year first above written.

GREENLIGHT REINSURANCE, LTD.

By: /s/ Laura Accurso
Name: Laura Accurso
Title: General Counsel and Secretary

By: /s/ Tim Courtis
Name: Tim Courtis
Title: Chief Financial Officer

GREENLIGHT REINSURANCE IRELAND,
DESIGNATED ACTIVITY COMPANY

By: /s/ Patrick O'Brien
Name: Patrick O'Brien
Title: CEO

By: /s/ Tim Courtis
Name: Tim Courtis
Title: Director

DME ADVISORS, LP

By: /s/ Harry Brandler
Name: Harry Brandler
Title: CFO

By: /s/ Dan Roitman
Name: Dan Roitman
Title: COO

Schedule 1(x)
Certain Authorized Persons

Persons authorized to instruct the Investment Advisor in respect of hedging transactions as per Section 1 (y) of the Agreement are:

Greenlight Reinsurance, Ltd. – any one of the Chief Executive Officer or Chief Financial Officer

Greenlight Reinsurance Ireland, DAC – any one of the Chief Executive Officer or Chief Financial Officer